Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Condensed Consolidated Annual Financial Statements

For The Year Ended December 31, 2016

(Expressed in US Dollars)

Scrudato & Co., PA

CERTIFIED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

We have audited the accompanying consolidated financial statements of Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.) which comprise the statements of financial position as at December 31, 2016 and the statement of changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We are registered with the Canadian Public Accountability Board (Canada) and conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.) as at December 31, 2016 and its financial performance and its cash flows for the period of the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 11 in the financial statements which indicates that the Company has limited working capital available for ongoing corporate and administrative operations, no current sources of revenue, and is dependent upon its ability to secure new sources of financing. These conditions, along with other matters as set forth in Note 11 indicate the existence of a material uncertainty that may cast significant doubt about the Company's ability to continue as a going concern.

   /s/ Scrudato & Co., PA

Scrudato & Co., PA

PA Califon, New Jersey USA

June 15, 2017

7 Valley View Drive Califon, New Jersey 07830 (908)534-0008

Registered Public Company Accounting Oversight Board Firm                                                                                    Registered Canadian Public Accountability Board Firm

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Condensed consolidated statements of financial position

(Expressed in US dollars)

	Notes	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents		$ 12,242	$ 5,242
Receivables		14,832	3,487
		27,074	8,729
Non-current assets
Note Receivable	4	378,161	378,161
Intangible Asset - Technology	1	100,000	-
TOTAL ASSETS		$ 505,235	$ 386,889
LIABILITIES Trade payables and accrued liabilities	7	$ 378,337	$ 419,124
Note Payable	5	300,000	400,000
Convertible loan	8	64,287	64,287
TOTAL LIABILITIES		742,624	883,411
SHAREHOLDERS’ EQUITY (DEFICIENCY)
Common Stock	9	4,256,705	3,803,483
Accumulated deficit		(4,494,095)	(4,300,005)
TOTAL EQUITY (DEFICIENCY)		(237,390)	(496,552)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$ 505,235	$ 386,889

See accompanying notes to the audited condensed consolidated Annual financial statements

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Condensed consolidated Annual statements of loss and comprehensive loss

(Expressed in US dollars)

	Year Ended December 31, 2016	Year Ended December 31, 2015

EXPENSES
Consulting fees	$ 174,007	$ 451,283
Interest and bank charges	18,428	5,797
Management and director fees	-	126,016
Office and miscellaneous	4,000	21,870
Professional fees	-	44,608
Rent	-	-
Shareholder communication	6,000	-
Transaction fees	-	786,156
Transfer agent, filing fees and shareholder relations	3,000	6,524

	(205,435)	(1,442,254)

OTHER ITEMS
Interest Income	11,345	525
Miscellaneous income	-	24,664
Write-off of exploration and evaluation assets	-	(483,481)

	(194,090)	(458,292)

Net income (loss) and comprehensive income (loss) for the period	$ (194,090)	$ (1,900,546)

Basic and diluted net income (loss) per common share	$ (0.002)	$ (0.04)

Weighted average number of common shares outstanding	102,798,063	43,770,573

See accompanying notes to the audited condensed consolidated Annual financial statements

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Condensed consolidated Annual statement of changes in shareholders’ equity

(Expressed in US dollars)

		Share capital
	Notes	Number of voting common shares	Amount	Deficit	Total
Balance at December 31, 2014		13,180	$ 2,629,166	$ (2,399,459)	$ 229,708
Shares issued per reorganization (Note 1 and 9)		20,662	786,156	-	786,156
Shares issued for cash (Note 9)		1,000	10,000	-	10,000
Shares issued per promissory note (Note 4 and 9) Comprehensive loss for the year		10,000 -	378,161 -	- (1,900,546)	378,161 (1,900,546)
Balance at December 31, 2015		44,842	$ 3,803,483	$ (4,300,005)	$ (496,522)
Shares issued for cash (Note 9)		233,222	233,222	-	233,222
Shares issued for intellectual property (Note 1 and 9)		100,000,000	100,000	-	100,000
Shares issued for debt conversion (Note 5 and 9)		2,500,000	100,000	-	100,000
Shares issued for consulting services (Note 9) Comprehensive loss for the year		20,000 -	20,000 -	- (194,090)	20,000 (194,090)
Balance at December 31, 2016		102,798,063	$ 4,256,705	$ (4,494,095)	$ (237,390)

See accompanying notes to the audited condensed consolidated Annual financial statements

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Condensed consolidated Annual statements of cash flows

Year ended December 31, 2016

(Expressed in US dollars)

	2016	2015
Operating activities
Income (loss) for the period	$ (194,090)	$ (1,900,546)
Adjustments for:
Transaction costs	-	786,156
Write-off of exploration assets	-	483,481
Changes in non-cash working capital items:
Decrease (increase) in prepaids	-	4,122
Decrease (increase) in receivables	(11,345)	-
Increase (decrease) in trade payables and accrued liabilities	(40,787)	219,837
Net cash flows provided by (used in) operating activities	(246,222)	(406,950)
Financing activities
Shares issued for cash	253,222	10,000
Promissory note issued for prepaid services	-	400,000
Net cash flows provided by financing activities	253,222	410,000
Increase (decrease) in cash and cash equivalents	7,000	3,050
Cash and cash equivalents, beginning of period	5,242	2,192
Cash and cash equivalents, end of period	$ 12,242	$ 5,242

See accompanying notes to the audited condensed consolidated Annual financial statements

5

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

1.

Nature and continuance of operations

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.) (“Prosalutis” or the “Company”) was incorporated on November 25, 2009, under the laws of the province of British Columbia, Canada.

From July through September 2015, the Company issued 20,662 common shares and completed a reverse merger with American First Financial Inc. (“American First”), a private British Columbia company, pursuant to a reorganization agreement dated July 27, 2015 whereby American First acquired 60% of the issued and outstanding common shares of the Company in exchange for 100% of the issued and outstanding common shares of American First.

Prior to the reverse merger, American First completed a reorganization with WTTJ, Corp, a corporation incorporated under the laws of the State of Michigan (“WTTJ”) pursuant to a reorganization agreement dated July 1, 2015 whereby WTTJ acquired 100% of the issued and outstanding common shares of American First in exchange for 82% of the issued and outstanding common shares of WTTJ.

On March 15, 2016 the Company entered into an exclusive rights agreement whereby the Company agreed to issue 100,000,000 shares in exchange for all rights, title, and interest in intellectual property and all associated patents, patents pending, patent applications, copyright and trademarks relating to a drug trade named SPT1000, a natural metabolite, which has a strong anti-inflammatory effect in the brain (“Technology”). The Company agreed to provide a minimum of $1,500,000.00 USD on a best efforts basis in development and production funding for the continued and further enhancement, improvement, modification and commercialization of the Technology. The Company also agreed to pay a ten percent (10%) royalty based on total net profits received from the commercial sales of the Technology to a third party. As of December 31, 2016 all 100,000,000 shares have been issued.

The head office, principal address and registered and records office of the Company are located at 1800 – 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2.

These audited condensed consolidated annual financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.  Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future.  The Company’s continuation as a going concern is dependent upon the successful results from its activities and its ability to attain profitable operations and generate funds there from and/or raise equity capital or borrowings sufficient to meet current and future obligations.  Management intends to finance operating costs over the next twelve months with loans from directors and companies controlled by directors and or private placement of common shares.

2.

Significant accounting policies and basis of preparation

Statement of compliance and conversion to International Financial Reporting Standards

The consolidated annual financial statements, including comparatives, have been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting” (“IAS 34”) using accounting policies consistent with International Financial reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”).

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

Basis of preparation

The financial statements of the Company have been prepared on an accrual basis and are based on historical costs, modified where applicable.  The consolidated annual financial statements are presented in US dollars unless otherwise noted, which have been converted from the Company’s functional currency, Canadian dollars.

Intangible Asset

The Company capitalizes acquisition and development costs associated with the Technology as intangible assets. The amount capitalized represents fair value at the time the mineral rights are acquired. Upon commencement of commercial production, the Technology will be amortized over its useful life.

3.

Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company.  The Board of Directors does not establish quantitative returns on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.  Management considers the Company’s capital structure to primarily consist of the components of shareholder’s equity.

The Company will continue to execute its business model and if it has adequate financial resources to do so.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.  There were no changes in the Company’s approach to capital management during the year ended December 31, 2016.  The Company is not subject to externally imposed capital requirements.

4.

Note receivable

On October 1, 2015, the Company received a promissory note in the amount of $378,161 in exchange for the issuance of 10,000 common shares of the Company.  The promissory note carries an interest rate of 3% per annum, compounded annually, on the unpaid balance and the note is due on October 1, 2020.

Should the holder of the note sell any common shares, the equal prorated amount of the promissory note is due within 7 days of any sale of common shares.

5.

Note payable

On September 1, 2015 the Company entered into a consulting agreement for outreach, radio, and television services with a third party consultant. The services include the following: broadcast of radio & tv interviews, re-broadcast of interviews, newsletter outreach, ancillary press services, company spokesperson services, general financial public relations services, broker dealer introduction services, as well as counsel regarding strategic business and financial plans. In exchange for the services, the Company agreed to a fee of $35,000 due within 60 days, in addition to $400,000 worth stock in the Company, restricted for a maximum of six months. In conjunction with the consulting agreement, the Company signed a promissory note for $400,000 due on October 2, 2015 with a 3% annual interest rate.

For the year ended December 31, 2015, the Company recorded a consulting fee expense of $435,000 in relation to the agreement. As of December 31, 2015 the $35,000 fee had not yet been paid and is on the balance sheet in trade payables and accrued liabilities and the $400,000 promissory note is on the balance sheet in notes payable. Additionally, $4,000 in interest expense related to the promissory note has been recorded on the income statement under interest and bank charges as well as on the balance sheet in trade payables and accrued liabilities.

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

As of December 31, 2016 the $35,000 fee had not yet been paid and is on the balance sheet in trade payables and accrued liabilities. In 2016, the Company issued 2,500,000 shares in order to settle $100,000 of the $400,000 promissory note. As of December 31, 2016 the remaining balance due on the promissory note of $300,000 is on the balance sheet in note payable. Additionally, $12,000 in interest expense related to the promissory note for the year ended December 31, 2016 has been recorded on the income statement under interest and bank charges as well as on the balance sheet in trade payables and accrued liabilities.

6.

Exploration and evaluation assets

Blackwater East

Cost
Balance, March 31, 2013	$ 549,340
Acquisition costs	66,556
BC METC refund	(132,415)
Balance, March 31, 2014	$ 483,481

Write-off	(483,481)
Balance, March 31, 2015 and December 31, 2015	$ -

Blackwater East
Cost, cumulative
Legal and other fees	$ 5,573
Geology and consulting	441,816
BC METC refund	(132,415)
Acquisition costs	168,508

Balance, March 31, 2014	$ 483,481

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties, and, to the best of its knowledge, title to all of its properties, except as described below, are properly registered and in good standing.

The following is a description of the Company’s exploration and evaluation assets and the related spending commitments:

Blackwater East

In 2011 the Company entered into an option agreement with Ansell Capital Corp. (‘Ansell’) to earn up to a 100% interest in the Blackwater East (formerly Kuyakuz) property, located in British Colombia, Canada. This option agreement was approved by the Exchange as the Company’s Qualifying Transaction on March 30, 2011.

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

The Property, which is comprised of 15 contiguous mineral claims totaling approximately 6,434 hectares, is located in the Omineca mining division approximately 125 kilometres southeast of the municipality of Vanderhoof in the Province of British Columbia, Canada.  Pursuant to the option agreement, the Company can acquire an undivided 70% interest in the Property by meeting the following contractual commitments:

Making $121,011 in staged cash payments (paid- $121,011)

Issuing 30,000 common shares (300,000 issued)

Incurring $756,321 in exploration work on the Blackwater East property ($441,816 incurred)

					Work
	Cash		Shares		Commitments		Date

(i)	$11,345	(paid)	-		$-		March 30, 2011
(ii)	15,126	(paid)	20,000	(issued)	-		April 4, 2011
(iii)	15,126	(paid)	20,000	(issued)	75,632	(fulfilled)	April 4, 2012
(iv)	22,690	(paid)	-		-		October 4, 2012
(v)	-		40,000	(issued)	151,264	(fulfilled)	April 4, 2013
(vi)	3,782	(paid)	-		-		April 30, 2013
(vii)	52,942	(paid)	-		-		June 7, 2013
(viii)	-		220,000	(issued)	-		June 14, 2013
(ix)	-		-		214,919	(fulfilled)	April 4, 2014
(x)	-		-		314,505		October 31, 2014
	$121,011		300,000		$756,320

The Company has a further option to acquire the remaining 30% undivided interest in the Property (for an aggregate interest of 100%) by issuing an additional 220,000 shares of the Company on or before June 7, 2015.

The Property is subject to a 2% net smelter returns royalty (“NSR”) payable to Ansell, which may be purchased by the Company for $756,321.

On May 30, 2011, the company entered into a mineral claim purchase agreement with Michael Don Till to purchase 4 mineral claims located in the Omineca Mining Division of BC, by paying $3,025 (paid) and issuing 3,000 common shares (issued).

During the year-ended December 31, 2015, the Company abandoned the property and wrote off $483,481 to operations.

7.

Trade payables and accrued liabilities

	Dec. 31, 2016	Dec. 31, 2015
Trade payables	$ 136,330	$ 183,018
Due to related parties	218,230	224,543
Accrued liabilities	23,777	11,563
	$ 378,337	$ 419,124

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

8.

Convertible Loan

On April 8, 2013 the Company received $64,287 in convertible loan subscriptions. The loan has bears interest at 10% with interest payable semi-annually.  For the year ended December 31, 2015, the Company has accrued $6,429 of interest expense. Upon conversion, the loan will convert into 170,000 units at a price of $0.38 per unit. Each unit will consist of one common share and one non-transferable share purchase warrant. Each warrant is exercisable at a price of $0.38 per share in the first year and $0.76 per share thereafter. In relation to the convertible loan subscription, the Company paid a finder’s fee of $6,429 and 17,000 Agent’s Warrants. The Agent’s Warrants were valued at $3,857 using the Black-Scholes Model and the following assumptions:

Expected life of agent’s warrants	1.5 years
Annualized volatility	131.20%
Risk-free interest rate	1.16%
Dividend rate	0%

9.

Share Capital

Authorized share capital

Unlimited number of voting common shares without par value and unlimited number of non-voting common shares without par value.

Share Consolidation

On March 18, 2016 the Company approved a reverse split of its common stock with a ratio of one post-split share for every 1,000 shares issued and outstanding on that date, resulting in a reduction of its issued and outstanding common shares from 51,841,769 to 51,842 shares. All share and related option information presented in these financial statements and accompanying footnotes has been adjusted retroactively to reflect the decreased number of shares resulting from the split.

Share issuances

From July through September 2015, the Company issued 20,662 common shares valued at $38.05 per common share for $786,156 included as transaction fees on the statement of loss and comprehensive loss as part of the corporate restructure as discussed in Note 1 to the financial statements.

On October 1, 2015, the Company issued 10,000 common shares with a value of $378,161 as consideration of a note receivable (see Note 4).

On November 5, 2015, the company issued 1,000 with a value of $10,000.

During 2016, the Company issued 233,222 shares in exchange for $233,222 in cash.

During 2016, the Company issued 100,000,000 shares valued at $100,000 as consideration towards the Technology as per the exclusive rights agreement.

On September 22, 2016, the Company issued 2,500,000 shares to pay down $100,000 of the $400,000 promissory note referenced in Note 5.

During 2016, the Company issued 20,000 shares for consulting services with a value of $20,000.

Stock options

The Company has adopted an incentive stock option plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the Exchange requirements, grant to directors, officers, employees and technical consultants to the Company, non-transferable stock options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

10% of the Company’s issued and outstanding common shares.  Under the plan, an option’s maximum term is five years from the grant date

During the years ended December 31, 2016 and December 31, 2015 there were no stock options outstanding.

Warrants

There were no changes in warrants during the year ended December 31, 2016.

Details of warrants outstanding as at December 31, 2016 are as follows:

Number of Shares	Exercise Price	Expiry Date

67.6	$22,700.00	July 27, 2018*
7.17 -	22,700.00	August 7, 2018**

74.77

*the exercise price of the warrants increases by $4.50 every year on July 27th until their expiry on July 27, 2018.

**the exercise price of the warrants increases by $4.50 every year on August 7th until their expiry on August 7, 2018.

Agent’s Warrants

The changes in agent’s warrants during the year ended December 31, 2016:

	Year ended December 31, 2016
	Number of warrants	Weighted average exercise price
Warrants outstanding, beginning of year	4.53	$ 27,200.00
Warrants outstanding, end of year	4.53	$ 27,200.00
Warrants exercisable, end of year	4.53	$ 27,200.00

Details of agent’s warrants outstanding as December 31, 2016 are as follows:

Number of Agent’s Warrants	Exercise Price	Expiry Date

3.81	$27,200.00	July 27,2018*
.717	27,200.00	August 7, 2018**

4.527

*the exercise price of the warrants increases by $4,500.00 every year on July 27th until their expiry on July 27,   2018.

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

**the exercise price of the warrants increases by $4,500.00 every year on August 7th until their expiry on August 7, 2018.

10.

Related Party Transactions

Related party balances

The following amounts due to related parties are included in trade payables and accrued liabilities:

	Dec. 31, 2016	Dec. 31, 2015
Companies controlled by former directors of the Company Due to Shareholders	$151,264 $ 66,966	$ 224,543

          $218,230

            $224,543

These amounts are unsecured, non-interest bearing and have no fixed terms of repayment.

The Company accrued management fees of $151,264 to a company controlled by a director of the Company during the year ended December 31, 2015. As of December 31, 2016, $151,264 is outstanding.

During 2016, the Company repaid $73,279 owed to a company controlled by a former director. In addition the Company received $66,966 in loans and out of pocket costs incurred by a shareholder on behalf of the Company.

11.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.  The Company’s primary exposure to credit risk is on its cash held in bank accounts. The Company’s cash and cash equivalents are held at large Canadian financial institution in interest bearing accounts. The Company has no investment in asset backed commercial paper.  The Company’s secondary exposure to risk is on its other receivables.  This risk is minimal as receivables consist primarily of refundable government goods and services sales taxes.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

Historically, the Company's sole source of funding has been the issuance of equity securities for cash, primarily through private placements. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity funding.

Foreign exchange risk

The Company has a trivial balance denominated in a foreign currency and believes it has no significant foreign currency risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The risk that the Company will realize a loss as a result of a decline in the fair value of the short-term investments included in cash and cash equivalents is minimal.

Classification of financial instruments

Financial assets included in the statement of financial position are as follows:

	Dec. 31, 2016	Dec. 31, 2015
Cash and cash equivalents	$ 12,242	$ 5,242
	$ 12,242	$ 5,242

Financial liabilities included in the statement of financial position are as follows:

	Dec. 31, 2016	Dec. 31, 2015
Non-derivative financial liabilities:
Trade payables Note Payable	$ 378,337 300,000	$ 419,124 400,000
Convertible loan	64,287	64,287
	$ 742,624	$ 883,411

Fair value

The fair value of the Company’s financial assets and liabilities approximates the carrying amount.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

•

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

•

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

•

Level 3 – Inputs that are not based on observable market data.

The fair value of the Company’s receivables, accounts payable and accrued liabilities, approximate their carrying values.  The Company’s other financial instruments, being cash and cash equivalents, are measured at fair value using Level 1 inputs. During the year there were no transfers between levels.

12.

Segmented Information

Prosalutis Holdings Inc. (formerly Greenflag Ventures Inc.)

Notes to the condensed consolidated Annual financial statements

(Expressed in US dollars)

For the Year Ended December 31, 2016

The Company operates in one reportable operating segment, being business development in North America.

13.

Subsequent Events

The Company evaluated subsequent events through June 1, 2017. As of June 1, 2017, the Company does not   have any material subsequent events.